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                                                                     Exhibit 8.1

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                       [Dewey Ballantine LLP Letterhead]



                                                July 25, 2000



The Addressees Listed
   on Schedule I Hereto

            Re:   Morgan Stanley ABS Capital I Trust 2000-1
                  Mortgage Loan Asset-Backed Notes, Series 2000-1
                  -----------------------------------------------

Ladies and Gentlemen:

            We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as Morgan Stanley ABS Capital I Trust 2000-1, Mortgage Loan Asset-Backed Notes, Series 2000-1, Class A (the "Notes") , pursuant to an Indenture, dated as of July 25, 2000 (the "Indenture"), by and between the Morgan Stanley ABS Capital I Trust 2000-1 (the "Trust") and Bankers Trust Company of California, N.A., as indenture trustee (the "Indenture Trustee"), and (y) one trust certificate (the "Trust Certificate"), pursuant to a Trust Agreement, dated as of July 25, 2000 (the "Trust Agreement"), between Wilmington Trust Company, as owner trustee (the "Owner Trustee") and Morgan Stanley Dean Witter Mortgage Capital Inc., as depositor (the "Depositor").

            The class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of one pool of one to four-family fixed-rate and variable rate residential home equity loans secured by first-lien mortgages or deeds of trust on residential real properties (the "Mortgage Loans"). The Class A Notes will be secured by the Mortgage Loans in this pool. The class of Trust Certificates evidences the entire beneficial ownership interest in the Trust consisting of the related pool of Mortgage Loans.

            As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus, dated December 21, 1998, and a Prospectus Supplement, dated July 25, 2000 (together the "Prospectus"), with respect to the Notes, and (b) an executed copy of the Indenture and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

            Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State and New York City in effect as of the date hereof, that:

            1. The Class A Notes will be treated as indebtedness because (a) the characteristics of the Class A Notes strongly indicate that in economic substance the


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To the Addressees Listed
  on Schedule I Hereto;
July __, 2000;
Page 2


      Class A Notes are a form of indebtedness and (b) the parties have stated unambiguously their intention to treat the Class A Notes as indebtedness for tax purposes.

            2. Assuming that (a) the Trust created under the Trust Agreement makes, as it has covenanted to do in the Trust Agreement, a "real estate mortgage investment conduit" ("REMIC") election, as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), and (b) the parties to the Trust Agreement comply with the terms thereof, Trust will be treated as a REMIC for federal income tax purposes.

            3. The statements under the caption "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" in the Prospectus are accurate and complete in all material respects.

            4. As a consequence of the qualification of the Trust as a REMIC, the Class A Notes will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of Trust as a REMIC, interest on the Class A Notes will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Class A Notes are treated as "real estate assets" under Section 856(c) of the Code.

            5. The Trust Estate will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

            6. The Trust will not be characterized as an association or publicly traded partnership taxable as a corporation.

            Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

            This opinion is furnished by us as counsel in connection with the conveyance of the Mortgage Loans to the Trust as of the date hereof. We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                          Very truly yours,


                                          /S/
                                          ----------------------------------
                                          Dewey Ballantine LLP

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                                   SCHEDULE I




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